Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.

We consent to the use of our report dated April 1, 2013, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related consolidated financial statement schedule, incorporated by reference in this Registration Statement on Form S-3 of Plug Power Inc. filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus related to the Registration Statement on Form S-3 (File No. 333-173268) that is incorporated by reference in this Registration Statement.

Our report dated April 1, 2013 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has experienced a substantial decline in working capital that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Albany, New York

March 5, 2014